Exhibit 99.1

News Release

Media Contact:	Analysts Contact:
Gerald Hunter 972-855-3116	Susan Giles 972-855-3729

Atmos Energy Corporation Elects

Kim R. Cocklin to Board of Directors

DALLAS (November 10, 2009)—Atmos Energy Corporation (NYSE: ATO) said today that Kim R. Cocklin has been elected to its board of directors. Cocklin, who is President and Chief Operating Officer of Atmos Energy, joined the company in June 2006 as Senior Vice President, Regulated Operations and was promoted to his current position effective October 1, 2008. Prior to joining Atmos Energy, Cocklin was Senior Vice President, General Counsel and Chief Compliance Officer of Piedmont Natural Gas Company from 2003 to 2006. Prior to that, Cocklin was Senior Vice President of Williams Gas Pipeline, in charge of the operations of Texas Gas and Central Pipelines. Cocklin holds a bachelor of science degree, as well as a master’s degree, from Wichita State University. He earned his J.D. degree from Washburn University School of Law.

“Kim is a proven leader in our industry and he has contributed greatly to our company’s success,” said Bob Best, Chairman & CEO, Atmos Energy Corporation. “We look forward to benefiting from his experience and contributions as he assumes this new and important role with the company.”

Atmos Energy Corporation, headquartered in Dallas, is the country's largest natural-gas-only distributor, serving over 3 million natural gas distribution customers in more than 1,600 communities in 12 states from the Blue Ridge Mountains in the East to the Rocky Mountains in the West. Atmos Energy also provides natural gas marketing and procurement services to industrial, commercial and municipal customers primarily in the Midwest and Southeast and manages company-owned natural gas pipeline and storage assets, including one of the largest intrastate natural gas pipeline systems in Texas. Atmos Energy is a Fortune 500 company. For more information, visit www.atmosenergy.com.